Exhibit 10.14

July 20, 2018

Joseph A. Leveque, M.D.

3 Blu Harbor Boulevard #307

Redwood City, CA 94063

VIA ELECTRONIC MAIL	CONFIDENTIAL
jaleveque@gmail.com

Dear Joe,

We are very pleased to extend to you the offer of employment for the position of Chief Medical Officer reporting to Laura Shawver, Ph.D.

The following outlines your offer of employment:

Start Date:	July 30, 2018

Compensation:

Your semi-monthly salary in the amount of $17,708.34 will be paid to you on the 15th and on the last day of each month, less all standard payroll deductions and withholdings, in accordance with the Company’s normal payroll practices; should the 15th or the last day of the month fall on a weekend day or holiday, then payment would be made on the last business day prior to the weekend or holiday. Upon the successful completion of the Company’s initial public offering (“IPO”), your semi-monthly salary shall be increased to $18,750.

Relocation Fee:

The Company will provide you Relocation Payments up to thirty-five thousand dollars ($35,000.00). With respect to the cost of packing and transporting personal and household goods and other qualified moving expenses incurred by you in connection with your relocation to San Diego, CA (collectively, “Relocation Expenses”), the Company will reimburse payments not to exceed thirty-five thousand dollars ($35,000). For your Relocation Expenses to be eligible for reimbursement, you must submit documentation substantiating such expenses to the Company no later than December 1, 2018. If your Relocation Expenses are less than thirty-five thousand dollars ($35,000), the Company will pay you within one month after your final submission to the Company of

11099 N. Torrey Pines Road, Suite 290, La Jolla, CA 92037

Main: (858) 750-4700    Fax: (858) 750-4701

documentation for Relocation Expenses, but no later than December 31, 2018, any unused portion as a relocation bonus, less applicable withholdings (such Relocation Expenses and such unused portion paid as a relocation bonus, “Relocation Payments”). In the event that you terminate your employment with the Company for any reason before 12 months after your Start Date, you agree to repay a prorated portion of the Relocation Payments back to the Company prior to your departure. The prorated portion of the Relocation Payment to be repaid shall be determined based on the percentage obtained by dividing number of full months remaining until the 1st anniversary of your Start Date by 12.

Vacation/Sick Time:

As an exempt employee you are eligible to participate in Synthorx’s flexible vacation policy at a level consistent with what is offered to other Company senior executives; please contact HR for more details. Under Synthorx’s current sick leave policy, you will receive 5 days (40 hours) sick leave on your start date, and on each January 1, we will top up your sick leave balance to a total of 5 days (40 hours).

Company Benefits:

You will be eligible to participate in the Company’s Medical, Dental, Vision, Life, AD&D, STD, LTD and 401(k) plans offered to other Company senior executives (the “Benefit Plans”). Your participation in any such Benefit Plans will be governed by the terms and conditions of such plans and the Company will have the right to amend or terminate any such Benefit Plans in its sole discretion.

Annual Bonus:

You will be eligible to receive a target bonus payment of thirty percent (30%) of your annual salary payable at the end of each calendar year, pro-rated for 2018. Such bonus payment shall be paid within forty-five (45) days after the end of the calendar year. Such bonus would be contingent upon successful achievement of agreed upon objectives between you and the Company, which the Company agrees such objectives shall be mutually agreed upon in the first two (2) months of each calendar year. Pro-rated objectives for 2018 shall be mutually agreed upon by September 1, 2018. Upon successful completion of the Company’s IPO, your target bonus shall be increased to forty percent (40%), with such change being pro-rated for any partial year.

Performance/Merit
Review:	Annually

Equity Incentive Plan:

You will be granted an option to purchase, pursuant to Synthorx’s equity incentive plan, a number of shares of Synthorx’s common stock equal to 1.0% of Synthorx’s post Series C financing fully diluted capitalization. Such option grant shall be made at a purchase price per share equal to the fair market value of Synthorx’s common stock on the date of grant as determined by Synthorx’s Board of Directors and will vest as follows: 25% of the shares subject to the option will vest on the one-year anniversary of the vesting commencement date and the remaining shares will vest in equal monthly installments over the next 36 months.

Furthermore, you will be granted an additional option to purchase, pursuant to Synthorx’s equity incentive plan, a number of shares of Synthorx’s common stock equal to 0.25% of Synthorx’s post Series C financing fully diluted capitalization. Such additional option grant shall be made at a purchase price per share equal to the fair market value of Synthorx’s common stock on the date of grant as determined by Synthorx’s Board of Directors with such option vesting as follows: 100% of the shares subject to the option will vest on the one-year anniversary of the vesting commencement date, with the vesting commencement date in this instance being the initiation of the Company’s first Phase 3 clinical trial for one of its product candidates.

The aforementioned option grants will be subject to accelerated vesting as set forth in Synthorx’ Stock Option Grant Notice under its 2014 Equity Incenitve Plan.

Severance:

In the event your employment with the Company is terminated by the Company not for Cause[1] subject to your execution of a release of claims acceptable in form and substance to the Company, the Company will continue to pay you normal salary payments for a period of six (6) months, less all standard payroll deductions and

1 “Cause” means any of the following, after 30 days written notice of such deficiency and an opportunity to cure (of at least 15 business days): (i) your material breach of any agreement between you and the Company, including but not limited to a breach of any confidentiality agreement or invention assignment agreement between you and the Company; (ii) your ongoing and repeated failure or refusal to perform or neglect of your lawful duties; (iii) your engaging in any act of dishonesty, fraud or misrepresentation; (iv) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

withholdings, in accordance with the Company’s normal payroll practices.

This offer of employment is at will, meaning, you may terminate your employment with the Company at any time and for any reason. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

Federal law requires all companies to verify U.S. work authorization upon date of hire. Therefore, please bring your documents verifying identity and work authorization, i.e. passport, or driver’s license, and your social security card or birth certificate with you on your first day. If you do not have these documents, please contact my office prior to your start date.

To formally respond and accept this offer, please sign below and return to the Company by end of business day, Monday, July 23, 2018. We look forward to your acceptance of this offer and to a mutually rewarding relationship.

This letter sets forth all the material terms of our offer of employment, and it supersedes all prior offers, agreements and discussions about employment that you may have had with any employee of the Company, whether written or oral. The terms of this employment offer cannot be modified or amended by any Company employee, or by any action of the Company or any of its affiliated entities, unless made in writing, signed by both you, the Company’s CEO, and approved by the board of directors.

Very truly yours,

/s/ Laura Shawver, Ph.D.

Laura Shawver, Ph.D.

President & CEO

Accepted by: /s/ Joseph A. Leveque, M.D.	Date: 07.20.18
Joseph A. Leveque, M.D.